Exhibit 3 (i)

CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
AMERICAN OIL & GAS, INC.
Name of Corporation
I, the undersigned, Alan Gelfand, as Secretary of American Oil & Gas, Inc. (the “Corporation”), do hereby certify:
That the Board of Directors of the Corporation, at a meeting duly convened and held on the 29th day of May 2003, adopted a resolution recommending that the Corporation’s stockholders amend the articles of incorporation as follows:
Article IV is hereby amended to read as follows:
“IV. AUTHORIZATION OF CAPITAL STOCK: The total number of shares of capital stock the Corporation is authorized to issue is One Hundred Twenty-Five Million (125,000,000), which is divided into two classes: (1) One Hundred Million (100,000,000) shares of Common Stock, par value $0.001 per share; and (2) Twenty-Five Million (25,000,000) shares of Preferred Stock, par value $0.001 per share. The class of preferred stock may be divided into such series as may be established by the Board of Directors, as provided in sections 78.195 and 78.196 of the Nevada Revised Statutes.
The Board of Directors shall have the authority, by resolution, (1) to divide the Preferred Stock into more than one class of stock or more than one series of any class; (2) to establish and fix the distinguishing designation of each such series and the number of shares thereof, which number, by like action of the Board of Directors, from time to time thereafter, may be increased, except when otherwise provided by the Board of Directors in creating such series, or may be decreased, but not below the number of shares thereof then outstanding; and (3) within the limitations of applicable law of the State of Nevada or as otherwise set forth in this Article, to fix and determine the relative voting powers, designations, preferences, limitations, restrictions and relative rights of the various classes of stock or series thereof and the qualifications, limitations or restrictions such rights of each series so established prior to the issuance thereof.”
At an Annual Meeting of stockholders (“Annual Meeting”) of the Corporation held on June 27, 2003, the stockholders of the Corporation approved, pursuant to section 78.390 of the Nevada Revised Statutes, the said amendment to the Corporation’s articles of incorporation. The record date for the Annual Meeting was May 9, 2003, and at the close of business on such record date the number of shares of the Corporation’s common stock outstanding and entitled to vote on an amendment to the articles of incorporation was 22,911,464. At the Annual Meeting, a quorum was present and the said amendment to the Corporation’s articles of incorporation was consented to and approved by a vote of the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power. The corporation had only one class of outstanding stock as of May 9, 2003.

This Certificate of Amendment to the Corporation’s articles of incorporation shall become effective upon filing.

/s/ Alan Gelfand
Alan Gelfand, Secretary

CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
DRGOODTEETH.COM
Name of Corporation
I, the undersigned, Alan Gelfand, do hereby certify:
That the Board of Directors of DRGOODTEETH.COM (the “Corporation”), at a meeting duly convened and held on the 10th day of January 2003, adopted a resolution recommending that the Corporation’s stockholders amend the articles of incorporation as follows:
Article I is hereby amended to read as follows:
NAME: The name of the corporation is American Oil & Gas Inc.
The number of shares of the corporation’s common stock outstanding and entitled to vote on an amendment to the articles of incorporation is 4,000,000, that the said change and amendment has been consented to and approved by a vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon. The corporation has only one class of outstanding stock.
This Certificate of Amendment to the Corporation’s articles of incorporation shall become effective on January 17, 2003.

/s/ Alan Gelfand
Alan Gelfand, President

Province of British Columbia	)
	)	SS.
City of Vancouver	)
On this 14th day of January 2003 personally appeared before me, a Notary Public, Alan Gelfand, president of DRGOODTEETH.COM, who acknowledged that he executed the above document.

/s/ Ari Shack
Notary Public

ARTICLES OF INCORPORATION
OF
DrGoodTeeth.com
     The undersigned, to form a Nevada corporation, CERTIFIES THAT:
     I. NAME: The name of the corporation is: DrGoodTeeth.com.
     II. REGISTERED OFFICE: RESIDENT AGENT: The location of the registered office of this corporation within the State of Nevada is 711 S. Carson St., Suite 4, Carson City, Nevada 89701; this corporation may maintain an office or offices in such other place within or without the State of Nevada as may be from time to time designated by the Board of Directors or by the By-Laws of the corporation; and this corporation may conduct all corporation business of every kind or nature, including the holding of any meetings of directors or shareholders, inside or outside the State of Nevada, as well as without the State of Nevada.
     The Resident Agent for the corporation shall be Resident Agents of Nevada, Inc., 711 S. Carson St., Suite 4, Carson City, Nevada 89701.
     III. PURPOSE: The purpose for which this corporation is formed is: To engage in any lawful activity.
     IV. AUTHORIZATION OF CAPITAL STOCK: The amount of the total authorized capital stock of the corporation shall be ONE HUNDRED THOUSAND Dollars ($100,000.00), consisting of ONE HUNDRED MILLION (100,000,000) shares of Common Stock, par value $.001 per share.
     V. INCORPORATOR: The name and post office address of the Incorporator signing these Articles of Incorporation is as follows:

NAME	POST OFFICE ADDRESS

Resident Agents of Nevada, Inc.	711 S. Carson St., Suite 4 Carson City, Nevada 89701
     VI. DIRECTORS: The governing board of this corporation shall be known as directors, and the first Board shall consist of three (3) directors.
     The number of directors may, pursuant to the By-Laws, be increased or decreased by the Board of Directors, provided there shall be no less than one (1) nor more than nine (9) Directors.
     The name and post office addresses of the directors constituting the first Board of Directors is as follows:

NAME	POST OFFICE ADDRESS

Dr. Anchana Chayawatana	295/42 Ngarmwongwan 23 Road Nonthaburi 11000 Thailand

Lt. Dr. Somdul Manpiankarn	237/466 Soi Saitong, Tiwanon Rd. Nonthaburi 11000 Thailand

Dr. Bancha Luengaram	240/28 Charansanitwong Rd. Bangkoknoi, Bangkok 10700 Thailand
     VII. STOCK NON-ASSESSABLE: The capital stock, or the holders thereof, after the amount of the subscription price has been paid in, shall not be subject to any assessment whatsoever to pay the debts of the corporation.
     VIII. TERM OF EXISTENCE: This corporation shall have perpetual existence.
     IX. CUMULATIVE VOTING: No cumulative voting shall be permitted in the election of directors.
     X. PREEMPTIVE RIGHTS: Shareholders shall not be entitled to preemptive rights.
     XI. LIMITED LIABILITY: No officer or director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability (i) for any breach of the officer or directors duty of loyalty to the Corporation or its Stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the officer or director derived any improper personal benefit. If the Nevada General Corporation Law is amended after the date of incorporation to authorize corporate action further eliminating or limiting the personal liability of officers or directors, then the liability of an officer or director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada General Corporation Law, or amendments thereto. No repeal or modification of this paragraph shall adversely affect any right or protection of an officer or director of the Corporation existing at the time of such repeal or modification.
     XII. INDEMNIFICATION: Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a proceeding), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an officer or director of the Corporation or is or was serving at the request of the Corporation as an officer or director of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans whether the basis of such proceeding is alleged action in an official capacity as an officer or director shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Nevada General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys fees, judgments, fines, excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided herein with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided however, that, if the Nevada General Corporation Law requires the payment of such expenses incurred by an officer or director in his or her capacity as an officer or director (and not in any other capacity in which service was or is rendered by such person while an officer or director, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, payment shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it shall ultimately be determined that such officer or director is not entitled to be indemnified under the Section or otherwise.
     If a claim hereunder is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim and, if successful, in whole or in part, the claimant shall be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Nevada General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders), to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Nevada General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
     The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.
     The Corporation may maintain insurance, at its expense, to protect itself and any officer, director, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Nevada General Corporation Law.

     The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of officers and directors of the Corporation or individuals serving at the request of the Corporation as an officer, director, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise.
     THE UNDERSIGNED, being the Incorporator hereinafter named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, does make and file these Articles of Incorporation, hereby declaring and certifying the facts herein stated are true, and, accordingly, has hereunto set her hand this 14th day of February, 2000.

/s/ Patricia A. Bozin
Patricia A. Bozin, Sole Incorporator for
Resident Agents of Nevada, Inc.

STATE OF NEVADA	)
	)	SS.
COUNTY OF CARSON	)
     On this 14th day of February, 2000, before me, a Notary Public, personally appeared Patricia A. Bozin, who acknowledged to me that she executed the above instrument.

/s/ Alan Teegardin
Notary Public

CERTIFICATE OF ACCEPTANCE
OF APPOINTMENT BY RESIDENT AGENT
     In the matter of DrGoodTeeth.com, I, Patricia A. Bozin, on behalf of Resident Agents of Nevada, Inc., with address at 711 S. Carson St., Suite 4, Carson City, Nevada 89701, hereby accept the appointment as Resident Agent of the above-entitled corporation in accordance with NRS 78.090.
     Furthermore, that the mailing address for the above registered office is 711 S. Carson St. Suite 4, Carson City, Nevada 89701.
     IN WITNESS WHEREOF, I hereunto set my hand this 14th day of February, 2000.

/s/ Patricia A. Bozin
Patricia A. Bozin for Resident Agents of Nevada, Inc.

ACKNOWLEDGMENT

STATE OF NEVADA	)
	)	SS.
CITY OF CARSON	)
     On this 14th day of February, 2000 Sandra L. Miller personally appeared be for me, a Notary Public, and acknowledged to me that she executed the foregoing instrument for the purposes therein set forth.

/s/ Patricia A. Bozin
NOTARY PUBLIC

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT
IN THE MATTER OF: SKK GROUP, INC.
     Resident Agents of Nevada, Inc., with address at 711 S. Carson, Carson City, Nevada 89701, hereby accepts the appointment as Resident Agent of the above-entitled corporation in accordance with NRS 78.090.
     Furthermore, that the mailing address for the above registered office is as set forth above.
     IN WITNESS WHEREOF, I hereunto set my hand this 14th day of February 2000.

By	/s/ Sandra L. Miller
Sandra L. Miller
Resident Agents of Nevada, Inc. Resident Agents